Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

FINANCIAL CONTACT: Stephen G. Rutledge Senior Vice President, CFO and Chief Investment Officer (334) 613-4500	MEDIA CONTACT: David C. Rickey Vice President — Public Relations (334) 613-4034

ALFA CORPORATION EXPECTS TO REPORT RECORD EARNINGS

FOR THE SECOND QUARTER OF 2007

Montgomery, Alabama (July 13, 2007) — Alfa Corporation (NASDAQ:ALFA) today announced that it expects operating income for the quarter ended June 30, 2007, to be in a range of $0.40 to $0.44 per diluted share. The results are primarily due to improved underwriting results at the property and casualty and life subsidiaries, and were not influenced by non-recurring or extraordinary items. This estimated range compares with operating income of $0.30 per diluted share reported for the second quarter of 2006.

For the six months ended June 30, 2007, operating income is estimated to be in a range of $0.57 to $0.61 per diluted share. This compares with $0.55 per diluted share reported for the first six months of 2006.

Alfa Corporation intends to report final results for the second quarter and first half of 2007 on Friday, July 27, with an investor conference call that day at 10:30 a.m. ET.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the NASDAQ Stock Market’s Global Select Market under the symbol ALFA.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies — including political, economic, regulatory, climatic, competitive, legal, and technological — any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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